EXHIBIT 1.02

Declaration of Covenant, dated as of October 12, 2005 (this “Declaration”), by Endurance Specialty Holdings Ltd., an exempted company incorporated in Bermuda as a holding company (together with its successors and assigns, the “Company”), in favor of and for the benefit of the Covered Debtholders (as defined below).

Recitals

A.         On the date hereof, the Company is issuing 8,000,000 shares of 7.75% Non-Cumulative Preferred Shares, Series A, $25 liquidation preference per share (the “Shares”).

B.         The Prospectus Supplement, dated October 6, 2005, relating to the Shares includes the following paragraph:

“At or prior to the issuance of the Series A Preferred Shares, we will separately covenant and agree in a Declaration of Covenant for the benefit of our covered debtholders, as defined below, not to redeem Series A Preferred Shares while our covered debt is outstanding unless the aggregate redemption price of the Series A Preferred Shares called for redemption is equal to or less than the new equity amount, as defined below,”

with this Declaration being the “Declaration of Covenant” referred to in the language quoted above and the terms “Series A Preferred Shares,” “covered debtholders” and “new equity amount” as used in such language having the meanings assigned to such terms in this Declaration.

C.         The Company, in entering into this Declaration and disclosing the content of this Declaration in the manner provided above, is doing so with the intent that the covenants provided for in this Declaration be enforceable by each Covered Debtholder and the Company be estopped from disregarding the covenants in this Declaration, in each case to the fullest extent permitted by applicable law.

D.         The Company acknowledges that reliance by each Covered Debtholder upon the covenants in this Declaration is reasonable and foreseeable by the Company and that, were the Company to disregard its covenants in this Declaration, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Company hereby agrees as follows in favor of and for the benefit of the Covered Debtholders.

SECTION 1.    Definitions. For purposes of this Declaration (including the Recitals), the following terms have the meanings indicated:

“Company” has the meaning specified in the introduction to this instrument.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Covered Debt” means (i) at the date of this Declaration and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (ii) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Qualifying Debt identified by the Company pursuant to Section 3(b) as the Covered Debt for such period.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Company during the period that such long-term indebtedness for money borrowed is Covered Debt.

“Declaration” has the meaning specified in the introduction to this instrument.

“Distribution Period” means, as to any securities or combination of securities, each period from and including a scheduled date for a Distribution for such securities to but not including the next succeeding scheduled date for a Distribution for such securities.

“Distributions” means, as to a security or combination of securities, dividends or other income distributions to the holders thereof that are not Subsidiaries of the Company.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Company with respect to such Covered Debt.

“Initial Covered Debt” means the Company’s 7% Senior Notes due 2034.

“New Equity Amount” means, on any date, the net proceeds to the Company or Subsidiaries of the Company received during the six months prior to such date from new issuances of common or preferred shares of the Company or of other securities or combinations of securities that, as reasonably determined in good faith by the Company’s Board of Directors:

(i)         on a liquidation, dissolution or winding up of the Company, rank (or, if all of the Shares have been redeemed, would have ranked had any Shares remained outstanding) in their direct or indirect claims to the Company’s assets pari passu with or junior to the Shares; and

(ii)         either are (x) perpetual, with no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, or (y) have a mandatory redemption or maturity date that is not less than 60 years after the date of initial issuance of such securities (subject to the qualification that in either case such securities may be subject to early redemption at the option of such issuer); and

(iii)        provide for Distributions that are non-cumulative and may be skipped by the issuer for any number of Distribution Periods without any remedy arising by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions, other than Permitted Remedies, either for the life of such securities or for such period(s) as may be set forth in the terms of such securities or related transaction agreements.

Notwithstanding the foregoing, the net proceeds of any such securities or combinations of securities if issued to any Subsidiary of the Company, without the contemporaneous issuance of any security by such Subsidiary to a Person other than the Company or a Subsidiary of the Company, shall not qualify as a New Equity Amount.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act.

"Permitted Remedies” means, as to any security or combination of securities, any one or more of (i) rights in favor of the holders thereof permitting such holders to elect one or more directors of the Company (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded) and (ii) prohibitions on the Company paying Distributions on or repurchasing ordinary shares or other securities that rank junior as to Distributions to such securities for so long as Distributions on such securities, including deferred distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Qualifying Debt” means, at any time, each class or series of the Company’s then outstanding long-term indebtedness for money borrowed that

(i)  ranks most junior among the Company’s then outstanding classes of indebtedness for money borrowed, (ii) is then assigned a rating by at least one NRSRO (provided that this clause shall apply on a Redesignation Date only if on such date the Company has outstanding long-term indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO), (iii) has an outstanding principal amount of not less than $100,000,000, and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition, each issuance of long-term indebtedness for money borrowed of the Company that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the Company, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a class or series of the Company’s long-term indebtedness for money borrowed that is separate from each other class or series of such indebtedness.

“Redesignation Date” means, as to the then effective Covered Debt, the earlier of the date (i) that is two years prior to the final maturity date of such Covered Debt and (ii) the Company redeems, or the Company or a Subsidiary of the Company repurchases, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase the outstanding principal amount of such Covered Debt is less than $100,000,000.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Series A Preferred Shares” means the Company’s series of preference shares designated as its “7.75% Non-Cumulative Preferred Shares, Series A,” the designation, voting powers, preferences and relative, participating, optional or other qualifications, limitations and restrictions of which, in addition to those provided for in the memorandum of association, certificate of incorporation and amended and restated bye-laws of the Company, were fixed by resolutions duly adopted by the Company’s Board of Directors on September 30, 2005.

“Shares” has the meaning specified in Recital A.

“Subsidiary” means, at any time, any Person the equity capital or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

SECTION 2.    Covenants. (a) The Company hereby promises and covenants to and for the benefit of the Covered Debtholders that the Company will redeem or repurchase Shares only if and to the extent that the total redemption or repurchase price is equal to or less than the New Equity Amount as of the date of redemption or repurchase.

(b)        In order to give effect to the intent of the Company described in Recital C, the Company covenants that (i) for so long as the Company is a reporting company under the Securities Exchange Act, the Company will include in each annual report filed with the Commission on Form 10-K under the Securities Exchange Act a description of the covenant set forth in Section 2(a) and the identity of each class or series of the Company’s long-term indebtedness for money borrowed that is Covered Debt as of the date such Form 10-K is filed with the Commission, (ii) simultaneous with the execution of this Declaration or as soon as practicable after the date hereof, the Company shall give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Declaration and the rights granted to them hereunder, (iii) within 30 days after a class or series of the Company’s indebtedness for money borrowed (x) becomes Covered Debt for purposes of this Declaration or (y) ceases to be Covered Debt if such class or series has theretofore become Covered Debt, give notice of such occurrence to the Holders of such indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such indebtedness for money borrowed was issued and, thereafter, publicly announce such occurrence in the Company’s quarterly report on Form 10-Q filed immediately following the giving of such notice, and (iv) if the Company ceases to be a reporting company under the Securities Exchange Act, the Company will post on its website a description of the covenant set forth in Section 2(a) and the identity of each class or series of the Company’s long-term indebtedness for money borrowed that is Covered Debt (updated within 30 days after a class or series of the Company’s indebtedness for money borrowed (x) becomes Covered Debt for purposes of this Declaration or (y) ceases to be Covered Debt if such class or series has thereafter become Covered Debt).

SECTION 3.    Redesignation Dates and Identification of Successor Covered Debt. (a) The Company represents and warrants that the Initial Covered Debt is Qualifying Debt.

(b)        (A) During the period commencing on the earlier of (x) the date two years and 30 days prior to the final maturity date for the then effective Covered Debt and (y) the date on which the Company redeems the then effective Covered Debt if such redemption is in whole or in part and, after giving effect to such redemption, the outstanding principal of such Covered Debt would be less than $100,000,000, or (B) if earlier, the date on which the Company or a Subsidiary of the Company repurchases the then effective Covered Debt in whole or in part and, after giving effect to such repurchase, the outstanding principal amount of such Covered Debt would be less than $100,000,000, the Company shall identify the class or series of its Qualifying Debt that will become the Covered Debt on the related Redesignation Date in accordance with the following procedures:

(i)         the Company shall identify each class or series of its then outstanding long-term indebtedness for money borrowed that is Qualifying Debt;

(ii)         if only one class or series of the Company’s then outstanding long-term indebtedness for money borrowed is Qualifying Debt, such class or series shall become the Covered Debt commencing on the related Redesignation Date;

(iii)        if the Company has more than one outstanding class or series of outstanding long-term indebtedness for money borrowed that is Qualifying Debt, then the Company shall identify the class or series that has the latest occurring final maturity date as of the date the Company is applying the procedures in this Section 3(b) and such class or series shall become the Covered Debt on the upcoming Redesignation Date;

(iv)        the class or series of the Company’s then outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (ii) or (iii) above shall be the Covered Debt for purposes of this Declaration for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new class or series of the Company’s outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(v)        in connection with such identification of a new class of Covered Debt, the Company shall give the notice provided for in Section 2(b) within the time frame provided for in such section.

SECTION 4.    Term of Covenants. The covenants in Section 2 shall remain in full force and effect until the earlier to occur of (i) the date, if any, on which the Holders of at least 51% by principal amount of each of the then effective Covered Debt (if any) consent or agree in writing to the elimination of such covenants as covenants in favor of such Holders and (ii) the date on which the Company has no outstanding Qualifying Debt (in each case without giving effect to the rating requirement in clause (ii) of the definition of such term). From and after the dates in (i) and (ii) in the preceding sentence, the covenants in Section 2 hereof shall be of no further force and effect. For purposes of the foregoing, the Holders whose consent or agreement is required to terminate the covenants in Section 2 shall be the Holders of the then effective Covered Debt as of a record date established by the Company that is not more than 30 days prior to the date on which the Company proposes to cause the covenants in Section 2 to be of no further force and effect.

SECTION 5.    Miscellaneous. (a) This Declaration shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles.

(b)        This Declaration shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Company that any Person who is a Covered Debtholder at the time such Person acquires or sells Covered Debt shall retain its status as a Covered Debtholder for so long as the class or series of indebtedness for borrowed money of the Company owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Declaration after the Company has violated its covenants in Section 2 and before the class or series of indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Declaration shall not terminate by reason of such class or series of indebtedness for money borrowed no longer being Covered Debt).

(c)        All demands, notices, requests and other communications to the Company under this Declaration shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Company, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Company by a national or international courier service, on the date of receipt by the Company (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Company at the address set forth below, or at such other address as the Company may thereafter post on its website as the address for notices under this Declaration:

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: General Counsel

Phone: 441-278-0400

Facsimile: 441-278-0401

(d)       The covenants in this Declaration run only to the benefit of the Covered Debtholders and are not for the benefit of the holders of the Series A Preferred Shares.

IN WITNESS WHEREOF, the Company has caused this Declaration to be executed by its duly authorized officer, as of the day and year first above written.

Endurance Specialty Holdings Ltd.

By:	/s/ John V. Del Col

Name: John V. Del Col

Title: General Counsel and Secretary